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                                                                      EXHIBIT 11
                             CHOICECARE CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (UNAUDITED)

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
                                                     THREE MONTHS     NINE MONTHS
                                                        ENDED           ENDED
                                                     SEPTEMBER 30,   SEPTEMBER 30,
                                                          1996           1996
                                                     -------------   -------------
Net income                                            $     1,437     $     3,142
                                                      ===========     ===========

Shares used in calculation of earnings per share:
     Weighted average common shares outstanding        14,852,944      14,196,223
     Dilutive effect of assumed exercise of
          stock options                                 1,132,764         487,833
                                                      -----------     -----------
     Weighted average common and common
          equivalent shares outstanding                15,985,708      14,684,056
                                                      ===========     ===========

Earnings per common and common equivalent share -
     primary and fully diluted                        $       .09     $       .21
                                                      ===========     ===========
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